Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2023

•Fourth quarter 2023 revenue of $3.5 billion (a 16.6% increase compared to the same period of 2022); annual revenue of $13.9 billion (an 8.4% increase compared to 2022)
•Parts and services organic revenue increased 2.8% (3.4% on a per day basis); annual increase of 4.7% (5.1% on a per day basis)
•Fourth quarter 2023 diluted EPS2 of $0.69; adjusted diluted EPS1,2 of $0.84
•Annual diluted EPS2 of $3.51; adjusted diluted EPS1,2 of $3.83
•Annual operating cash flow of $1.4 billion; free cash flow1 of $1.0 billion
•Dividend of $0.30 per share approved to be paid in the first quarter of 2024
•2024 outlook provided

Chicago, IL (February 22, 2024) -- LKQ Corporation (Nasdaq:LKQ) today reported fourth quarter and full year 2023 financial results. “The fourth quarter was a strong finish to a successful year for LKQ. I am proud of how the entire team worked through challenging macroeconomic conditions, persistent inflation and declining commodity prices to deliver solid organic revenue growth, year over year improvement in Segment EBITDA, and strong cash flow generation. I look forward to collaborating with Justin Jude, my successor as Chief Executive Officer, over the coming months to continue enhancing LKQ’s industry leading business,” stated Dominick Zarcone, President and Chief Executive Officer. “Operational excellence will remain at the forefront in 2024 as we look to drive organic revenue growth, productivity, strong margins and excellent free cash flow,” said Justin Jude, Executive Vice President and Chief Operating Officer.

Fourth Quarter and Full Year 2023 Financial Results
Revenue for the fourth quarter of 2023 was $3.5 billion, an increase of 16.6% compared to $3.0 billion for the fourth quarter of 2022. For the fourth quarter of 2023, parts and services organic revenue increased 2.8% (3.4% on a per day basis), foreign exchange rates increased revenue by 2.7% and the net impact of acquisitions and divestitures increased revenue by 13.1% year over year, for a total parts and services revenue increase of 18.7%. Other revenue for the fourth quarter of 2023 fell 16.4% primarily due to weaker precious metals prices relative to the same period in 2022.

Net income2 for the fourth quarter of 2023 was $184 million compared to $193 million for the same period of 2022. Diluted earnings per share2 for the fourth quarter of 2023 was $0.69 compared to $0.72 for the same period of 2022, a decrease of 4.2%.

On an adjusted basis, net income1,2 in the fourth quarter of 2023 was $226 million compared to $209 million for the same period of 2022, an increase of 7.9%. Adjusted diluted earnings per share1,2 was $0.84 for the fourth quarter of 2023 compared to $0.78 for the same period of 2022, an increase of 8.0%.

Revenue for the full year of 2023 was $13.9 billion, an increase of 8.4% compared to $12.8 billion for the full year of 2022. For the full year of 2023, parts and services organic revenue increased 4.7% (5.1% on a per day basis), foreign exchange rates increased revenue by 0.9% and the net impact of acquisitions and divestitures increased revenue by 4.8% year over year, for a total parts and services revenue increase of 10.4%. Other revenue for the full year of 2023 fell 19.6% primarily due to weaker commodity prices relative to 2022.

Net income2 for the full year of 2023 was $0.94 billion compared to $1.14 billion for the same period of 2022. Diluted earnings per share2 for the full year of 2023 was $3.51 compared to $4.11 for the same period of 2022, a decrease of 14.6%.

(1) Non-GAAP measure. Refer to the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

On an adjusted basis, net income1,2 for the full year of 2023 was $1.03 billion compared to $1.07 billion for the same period of 2022, a decrease of 4.0%. Adjusted diluted earnings per share1,2 was $3.83 for the full year of 2023 compared to $3.85 for the same period of 2022, a decrease of 0.5%.

Cash Flow and Balance Sheet
Cash flow from operations and free cash flow1 were $1.4 billion and $1.0 billion, respectively, for the full year of 2023. As of December 31, 2023, the balance sheet reflected total debt of $4.3 billion and total leverage, as defined in our credit facility, was 2.3x EBITDA.

Stock Repurchase and Dividend Programs
During the fourth quarter of 2023, the Company invested $30 million to repurchase 0.7 million shares of its common stock. For the year ended December 31, 2023, the Company invested $35 million to repurchase 0.8 million shares of its common stock. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 56 million shares for a total of $2.4 billion through December 31, 2023.

On February 20, 2024, the Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock, payable on March 28, 2024, to stockholders of record at the close of business on March 14, 2024.

Other Events
In October 2023, we entered into a definitive agreement to sell GSF Car Parts Limited. The sale was completed on October 25, 2023.

Uni-Select integration is ongoing with roughly half of the FinishMaster locations converted or consolidated into LKQ locations to date and the remainder scheduled for completion by the end of the first quarter. Mr. Jude commented, “Our Wholesale – North America team’s agility and integration experience has the Uni-Select plan ahead of schedule, and we are confident in our ability to exceed the $55 million of synergies previously disclosed.”

On November 27, 2023, the Company announced that the Board unanimously selected Justin Jude to succeed Dominick Zarcone as LKQ’s next President and CEO. In the interim, the Board has appointed Mr. Jude to serve as LKQ’s Executive Vice President and Chief Operating Officer from January 1, 2024 until he officially succeeds Mr. Zarcone on July 1, 2024.

2024 Outlook
Rick Galloway, Senior Vice President and Chief Financial Officer, commented, “Our annual guidance reflects our emphasis on profitable revenue growth and free cash flow generation. We expect organic revenue growth from each of our operating segments. We also believe that in 2024, our margin enhancement initiatives will boost profitability, including a return to double digit Europe Segment EBITDA margins.”

(1) Non-GAAP measure. Refer to the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

For 2024, management is anticipating the following outlook:

2024 Full Year Outlook
Organic revenue growth for parts and services	3.5% to 5.5%
Diluted EPS[2]	$3.43 to $3.73
Adjusted diluted EPS[1,2]	$3.90 to $4.20
Operating cash flow	$1.35 billion
Free cash flow[1]	$1.0 billion
Free cash flow conversion of Adjusted EBITDA[1]	50% to 60%
Our outlook for the full year 2024 is based on current conditions and recent trends, and assumes a global effective tax rate of 26.8%, the prices of scrap and precious metals hold near the December average, and no further deterioration due to the Ukraine/Russia conflict. We have applied foreign currency exchange rates near recent average levels, including $1.09, $1.27 and $0.74 for the euro, pound sterling and Canadian dollar, respectively, for the year. Changes in these conditions may impact our ability to achieve the estimates. Adjusted figures exclude (to the extent applicable) the impact of restructuring and transaction related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; direct impacts of the Ukraine/Russia conflict, and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities).

Non-GAAP Financial Measures
This release contains (and management’s presentation on the related investor conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.

Conference Call Details
LKQ will host an investor conference call and webcast on February 22, 2024 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (833) 470-1428. International access to the call may be obtained by dialing (404) 975-4839. The investor conference call will require you to enter conference ID: 672153.

Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.

A replay of the conference call will be available by telephone at (866) 813-9403 or (929) 458-6194 for international calls. The telephone replay will require you to enter conference ID: 457147. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through March 7, 2024. Please allow approximately two hours after the live presentation before attempting to access the replay.

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

(1) Non-GAAP measure. Refer to the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.

(2) References in this release to Net income and Diluted earnings per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.

Forward Looking Statements
Statements and information in this press release and on the related conference call, including our outlook for 2024, as well as remarks by the Chief Executive Officer and other members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent Quarterly Reports on Form 10-Q, and in our Annual Report on Form 10-K to be filed for the year ended December 31, 2023. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).
These factors include the following (not necessarily in order of importance):
•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and other countries, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon insurance companies and our customers to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•fluctuations in the prices of commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•future public health emergencies could have a material adverse impact on our business, results of operation, financial condition and liquidity, the nature and extent of which is highly uncertain;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pretax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire businesses or integrate acquisitions, and we may not be able to successfully divest certain businesses;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;
•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur additional indebtedness under our credit agreement;
•our credit agreement imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;

•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact our cost of capital;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our company and as a result may have a material adverse effect on the value of our common stock;
•we may be adversely affected by legal, regulatory or market responses to global climate change;
•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed;
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•the costs of complying with the requirements of laws pertaining to data privacy and cybersecurity of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology could harm our business;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended December 31,
	2023		2022
		% of Revenue (2)		% of Revenue (2)	$ Change	% Change
Revenue	$3,501	100.0%	$3,001	100.0%	$500	16.6%
Cost of goods sold	2,102	60.0%	1,778	59.2%	324	18.2%
Gross margin	1,399	40.0%	1,223	40.8%	176	14.4%
Selling, general and administrative expenses	1,022	29.1%	861	28.7%	161	18.7%
Restructuring and transaction related expenses	12	0.4%	10	0.4%	2	20.0%
Depreciation and amortization	88	2.5%	59	2.0%	29	49.2%
Operating income	277	7.9%	293	9.8%	(16)	(5.5)%
Other expense (income):
Interest expense	64	1.8%	27	0.9%	37	n/m
Interest income and other income, net	(9)	(0.2)%	(6)	(0.2)%	(3)	50.0%
Total other expense, net	55	1.6%	21	0.7%	34	n/m
Income from continuing operations before provision for income taxes	222	6.3%	272	9.1%	(50)	(18.4)%
Provision for income taxes	43	1.2%	81	2.7%	(38)	(46.9)%
Equity in earnings of unconsolidated subsidiaries	6	0.2%	3	0.1%	3	n/m
Income from continuing operations	185	5.3%	194	6.5%	(9)	(4.6)%
Net (loss) income from discontinued operations	(7)	(0.2)%	1	—%	(8)	n/m
Net income	178	5.1%	195	6.5%	(17)	(8.7)%
Less: net income attributable to continuing noncontrolling interest	1	—%	1	—%	—	n/m
Net income attributable to LKQ stockholders	$177	5.0%	$194	6.5%	$(17)	(8.8)%

Basic earnings per share: (1)
Income from continuing operations	$0.69		$0.73		$(0.04)	(5.5)%
Net (loss) income from discontinued operations	(0.03)		—		(0.03)	n/m
Net income	0.66		0.73		(0.07)	(9.6)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	n/m
Net income attributable to LKQ stockholders	$0.66		$0.72		$(0.06)	(8.3)%

Diluted earnings per share: (1)
Income from continuing operations	$0.69		$0.72		$(0.03)	(4.2)%
Net (loss) income from discontinued operations	(0.03)		—		(0.03)	n/m
Net income	0.66		0.72		(0.06)	(8.3)%
Less: net income attributable to continuing noncontrolling interest	—		—		—	n/m
Net income attributable to LKQ stockholders	$0.66		$0.72		$(0.06)	(8.3)%

Weighted average common shares outstanding:
Basic	267.6		267.8		(0.2)	(0.1)%
Diluted	268.1		268.7		(0.6)	(0.2)%
(1) The sum of the individual earnings per share amounts may not equal the total due to rounding.
(2) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Year Ended December 31,
	2023		2022
		% of Revenue (4)		% of Revenue (4)	$ Change	% Change
Revenue	$13,866	100.0%	$12,794	100.0%	$1,072	8.4%
Cost of goods sold	8,291	59.8%	7,571	59.2%	720	9.5%
Gross margin	5,575	40.2%	5,223	40.8%	352	6.7%
Selling, general and administrative expenses	3,870	27.9%	3,544	27.7%	326	9.2%
Restructuring and transaction related expenses	65	0.5%	20	0.2%	45	n/m
Gain on disposal of businesses (1)	—	—%	(159)	(1.2)%	159	n/m
Depreciation and amortization	283	2.0%	237	1.8%	46	19.4%
Operating income	1,357	9.8%	1,581	12.4%	(224)	(14.2)%
Other expense (income):
Interest expense	214	1.5%	78	0.6%	136	n/m
Loss on debt extinguishment	1	—%	—	—%	1	n/m
Gains on foreign exchange contracts - acquisition related (2)	(49)	(0.4)%	—	—%	(49)	n/m
Interest income and other income, net	(44)	(0.3)%	(15)	(0.1)%	(29)	n/m
Total other expense, net	122	0.9%	63	0.5%	59	93.7%
Income from continuing operations before provision for income taxes	1,235	8.9%	1,518	11.9%	(283)	(18.6)%
Provision for income taxes	306	2.2%	385	3.0%	(79)	(20.5)%
Equity in earnings of unconsolidated subsidiaries	15	0.1%	11	0.1%	4	36.4%
Income from continuing operations	944	6.8%	1,144	8.9%	(200)	(17.5)%
Net (loss) income from discontinued operations	(6)	—%	6	—%	(12)	n/m
Net income	938	6.8%	1,150	9.0%	(212)	(18.4)%
Less: net income attributable to continuing noncontrolling interest	2	—%	1	—%	1	n/m
Net income attributable to LKQ stockholders	$936	6.7%	$1,149	9.0%	$(213)	(18.5)%

Basic earnings per share: (3)
Income from continuing operations	$3.53		$4.13		$(0.60)	(14.5)%
Net (loss) income from discontinued operations	(0.02)		0.02		(0.04)	n/m
Net income	3.51		4.15		(0.64)	(15.4)%
Less: net income attributable to continuing noncontrolling interest	0.01		0.01		—	n/m
Net income attributable to LKQ stockholders	$3.50		$4.15		$(0.65)	(15.7)%

Diluted earnings per share: (3)
Income from continuing operations	$3.52		$4.12		$(0.60)	(14.6)%
Net (loss) income from discontinued operations	(0.02)		0.02		(0.04)	n/m
Net income	3.50		4.14		(0.64)	(15.5)%
Less: net income attributable to continuing noncontrolling interest	0.01		0.01		—	n/m
Net income attributable to LKQ stockholders	$3.49		$4.13		$(0.64)	(15.5)%

Weighted average common shares outstanding:
Basic	267.6		277.1		(9.5)	(3.4)%
Diluted	268.3		278.0		(9.7)	(3.5)%
(1) Primarily related to the sale of PGW Auto Glass ("PGW").
(2) Related to the Uni-Select acquisition.
(3) The sum of the individual earnings per share amounts may not equal the total due to rounding.
(4) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In millions, except per share data)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$299	$278
Receivables, net of allowance for credit losses	1,165	998
Inventories	3,121	2,752
Prepaid expenses and other current assets	283	230
Total current assets	4,868	4,258
Property, plant and equipment, net	1,516	1,236
Operating lease assets, net	1,336	1,227
Goodwill	5,600	4,319
Other intangibles, net	1,313	653
Equity method investments	159	141
Other noncurrent assets	287	204
Total assets	$15,079	$12,038
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,648	$1,339
Accrued expenses:
Accrued payroll-related liabilities	260	218
Refund liability	132	109
Other accrued expenses	309	294
Current portion of operating lease liabilities	224	188
Current portion of long-term obligations	596	34
Other current liabilities	149	89
Total current liabilities	3,318	2,271
Long-term operating lease liabilities, excluding current portion	1,163	1,091
Long-term obligations, excluding current portion	3,655	2,622
Deferred income taxes	448	280
Other noncurrent liabilities	314	283
Commitments and contingencies
Redeemable noncontrolling interest	—	24
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 323.1 shares issued and 267.2 shares outstanding at December 31, 2023; 322.4 shares issued and 267.3 shares outstanding at December 31, 2022	3	3
Additional paid-in capital	1,538	1,506
Retained earnings	7,290	6,656
Accumulated other comprehensive loss	(240)	(323)
Treasury stock, at cost; 55.9 shares at December 31, 2023 and 55.1 shares at December 31, 2022	(2,424)	(2,389)
Total Company stockholders’ equity	6,167	5,453
Noncontrolling interest	14	14
Total stockholders’ equity	6,181	5,467
Total liabilities and stockholders’ equity	$15,079	$12,038

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$938	$1,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	319	264
Gain on disposal of businesses	—	(159)
Stock-based compensation expense	40	38
Loss on debt extinguishment	1	—
Gains on foreign exchange contracts - acquisition related	(49)	—
Deferred income taxes	13	6
Other	17	(14)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	5	(16)
Inventories	71	(342)
Prepaid income taxes/income taxes payable	(12)	33
Accounts payable	(5)	269
Other operating assets and liabilities	18	21
Net cash provided by operating activities	1,356	1,250
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(358)	(222)
Proceeds from disposals of property, plant and equipment	11	9
Acquisitions, net of cash acquired	(2,225)	(4)
Proceeds from disposals of businesses	110	399
Proceeds from settlement of foreign exchange contracts - acquisition related	49	—
Other investing activities, net	(29)	(10)
Net cash (used in) provided by investing activities	(2,442)	172
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issuance costs	(33)	—
Proceeds from issuance of U.S. Notes (2028/33), net of unamortized bond discount	1,394	—
Borrowings under revolving credit facilities	2,186	1,644
Repayments under revolving credit facilities	(3,074)	(1,675)
Borrowings under term loans	1,031	—
Repayments of other debt, net	(32)	(17)
Settlement of derivative instruments	(13)	—
Dividends paid to LKQ stockholders	(302)	(284)
Purchase of treasury stock	(38)	(1,040)
Other financing activities, net	(17)	(22)
Net cash provided by (used in) financing activities	1,102	(1,394)
Effect of exchange rate changes on cash and cash equivalents	5	(24)
Net increase in cash and cash equivalents	21	4
Cash and cash equivalents, beginning of period	278	274
Cash and cash equivalents, end of period	$299	$278

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended December 31,
(In millions)	2023	2022	$ Change	% Change
Wholesale - North America	$1,393	$1,025	$368	35.9%
Europe	1,541	1,384	157	11.3%
Specialty	371	364	7	1.8%
Self Service	51	55	(4)	(5.6)%
Parts and services	3,356	2,828	528	18.7%
Wholesale - North America	73	78	(5)	(7.0)%
Europe	5	6	(1)	(8.0)%
Self Service	67	89	(22)	(25.0)%
Other	145	173	(28)	(16.4)%
Total revenue	$3,501	$3,001	$500	16.6%

Revenue changes by category for the three months ended December 31, 2023 vs. 2022:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	5.3%	30.6%	—%	35.9%
Europe	3.9%	1.8%	5.6%	11.3%
Specialty	(7.0)%	8.8%	—%	1.8%
Self Service	(5.6)%	—%	—%	(5.6)%
Parts and services	2.8%	13.1%	2.7%	18.7%
Wholesale - North America	(7.0)%	0.1%	(0.1)%	(7.0)%
Europe	(12.0)%	—%	4.0%	(8.0)%
Self Service	(24.7)%	(0.3)%	—%	(25.0)%
Other	(16.4)%	(0.1)%	0.1%	(16.4)%
Total revenue	1.7%	12.4%	2.6%	16.6%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited tables compare certain third party revenue categories:

	Year Ended December 31,
(In millions)	2023	2022	$ Change	% Change
Wholesale - North America	$4,974	$4,207	$767	18.2%
Europe	6,303	5,711	592	10.4%
Specialty	1,665	1,788	(123)	(6.9)%
Self Service	232	227	5	2.4%
Parts and services	13,174	11,933	1,241	10.4%
Wholesale - North America	307	349	(42)	(12.0)%
Europe	20	24	(4)	(15.6)%
Self Service	365	488	(123)	(25.2)%
Other	692	861	(169)	(19.6)%
Total revenue	$13,866	$12,794	$1,072	8.4%

Revenue changes by category for the year ended December 31, 2023 vs. 2022:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
Wholesale - North America	8.2%	10.3%	(0.2)%	18.2%
Europe	6.9%	1.3%	2.1%	10.4%
Specialty	(10.1)%	3.6%	(0.3)%	(6.9)%
Self Service	2.4%	—%	—%	2.4%
Parts and services	4.7%	4.8%	0.9%	10.4%
Wholesale - North America	(11.8)%	0.1%	(0.2)%	(12.0)%
Europe	(14.2)%	—%	(1.4)%	(15.6)%
Self Service	(19.1)%	(6.1)%	—%	(25.2)%
Other	(16.0)%	(3.4)%	(0.1)%	(19.6)%
Total revenue	3.3%	4.2%	0.8%	8.4%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles revenue and revenue growth for parts & services and total revenue to constant currency revenue and revenue growth for the same measures:

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
(In millions)	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue as reported	$3,356	$1,541	$13,174	$6,303
Less: Currency impact	76	77	106	121
Revenue at constant currency	$3,280	$1,464	$13,068	$6,182

Total
Revenue as reported	$3,501		$13,866
Less: Currency impact	77		105
Revenue at constant currency	$3,424		$13,761

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue growth as reported	18.7%	11.3%	10.4%	10.4%
Less: Currency impact	2.7%	5.6%	0.9%	2.1%
Revenue growth at constant currency	16.0%	5.7%	9.5%	8.3%

Total
Revenue growth as reported	16.6%		8.4%
Less: Currency impact	2.6%		0.8%
Revenue growth at constant currency	14.0%		7.6%

We have presented our revenue and the growth rate on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
(In millions)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
Wholesale - North America	$1,467		$1,102		$5,282		$4,556
Europe	1,546		1,390		6,323		5,735
Specialty	371		365		1,668		1,791
Self Service	118		144		597		715
Eliminations	(1)		—		(4)		(3)
Total revenue	$3,501		$3,001		$13,866		$12,794
Segment EBITDA
Wholesale - North America	$239	16.3%	$204	18.5%	$975	18.5%	$852	18.7%
Europe	129	8.3%	139	10.0%	614	9.7%	585	10.2%
Specialty	21	5.7%	23	6.2%	134	8.0%	199	11.1%
Self Service	7	6.0%	7	5.2%	36	6.0%	83	11.7%
Total Segment EBITDA	$396	11.3%	$373	12.4%	$1,759	12.7%	$1,719	13.4%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income attributable to LKQ stockholders excluding discontinued operations; depreciation, amortization; interest; gains and losses on debt extinguishment; income tax expense; restructuring and transaction related expenses (which includes restructuring expenses recorded in Cost of goods sold); change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families). Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income to Segment EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Net income	$178	$195	$938	$1,150
Less: net income attributable to continuing noncontrolling interest	1	1	2	1
Net income attributable to LKQ stockholders	177	194	936	1,149
Less: net (loss) income from discontinued operations	(7)	1	(6)	6
Net income from continuing operations attributable to LKQ stockholders	184	193	942	1,143
Adjustments - continuing operations attributable to LKQ stockholders:
Depreciation and amortization	100	67	319	264
Interest expense, net of interest income	58	24	186	70
Loss on debt extinguishment	—	—	1	—
Provision for income taxes	43	81	306	385
Equity in earnings of unconsolidated subsidiaries	(6)	(3)	(15)	(11)
Gains on foreign exchange contracts - acquisition related (1)	—	—	(49)	—
Equity investment fair value adjustments	1	2	2	5
Restructuring and transaction related expenses	12	10	65	20
Restructuring expenses - cost of goods sold	2	—	4	—
Gain on disposal of businesses	—	—	—	(159)
Losses (gains) on previously held equity interests	1	—	(3)	(1)
Direct impacts of Ukraine/Russia conflict (2)	—	(1)	—	3
Impairment of net assets held for sale	1	—	1	—
Segment EBITDA	$396	$373	$1,759	$1,719

Net income from continuing operations attributable to LKQ stockholders as a percentage of revenue	5.3%	6.5%	6.8%	8.9%
Segment EBITDA as a percentage of revenue	11.3%	12.4%	12.7%	13.4%
Note: In the table above, the sum of the individual amounts may not equal the total due to rounding.

(1) Related to the Uni-Select acquisition.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. Refer to paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net income	$178	$195	$938	$1,150
Less: net income attributable to continuing noncontrolling interest	1	1	2	1
Net income attributable to LKQ stockholders	177	194	936	1,149
Less: net (loss) income from discontinued operations	(7)	1	(6)	6
Net income from continuing operations attributable to LKQ stockholders	184	193	942	1,143
Adjustments - continuing operations attributable to LKQ stockholders:
Amortization of acquired intangibles	38	16	95	64
Restructuring and transaction related expenses	12	10	65	20
Restructuring expenses - cost of goods sold	2	—	4	—
Loss on debt extinguishment	—	—	1	—
Pre-acquisition interest expense, net of interest income (1)	—	—	15	—
Gains on foreign exchange contracts - acquisition related (1)	—	—	(49)	—
Losses (gains) on previously held equity interests	1	—	(3)	(1)
Direct impacts of Ukraine/Russia conflict (2)	—	(1)	—	3
Gain on disposal of businesses	—	—	—	(159)
Impairment of net assets held for sale	1	—	1	—
Excess tax benefit from stock-based payments	—	—	(3)	(3)
Tax effect of adjustments	(12)	(9)	(41)	2
Adjusted net income from continuing operations attributable to LKQ stockholders	$226	$209	$1,027	$1,069

Weighted average diluted common shares outstanding	268.1	268.7	268.3	278.0

Diluted earnings per share from continuing operations attributable to LKQ stockholders:
Reported	$0.69	$0.72	$3.51	$4.11
Adjusted	$0.84	$0.78	$3.83	$3.85
(1) Related to the Uni-Select acquisition.
(2) Adjustments include provisions for and subsequent adjustments to reserves for asset recoverability (receivables and inventory) and expenditures to support our employees and their families in Ukraine.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures (including gains or losses on foreign currency forward contracts related to the Uni-Select transaction), impairment charges, direct impacts of the Ukraine/Russia conflict and related sanctions (including provisions for and subsequent adjustments to reserves for asset recoverability and expenditures to support our employees and their families), interest and financing costs related to the Uni-Select transaction prior to closing, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders to Forecasted Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Forecasted
	Fiscal Year 2024
(In millions, except per share data)	Minimum Outlook	Maximum Outlook
Net income from continuing operations attributable to LKQ stockholders	$918	$998
Adjustments:
Amortization of acquired intangibles	144	144
Restructuring and transaction related expenses	30	30
Tax effect of adjustments	(47)	(47)
Adjusted net income from continuing operations attributable to LKQ stockholders	$1,045	$1,125

Weighted average diluted common shares outstanding	267.8	267.8

Diluted EPS from continuing operations attributable to LKQ stockholders:
U.S. GAAP	$3.43	$3.73
Non-GAAP (Adjusted)	$3.90	$4.20

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders in our financial outlook. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, we included estimates of net income from continuing operations attributable to LKQ stockholders, amortization of acquired intangibles for the full fiscal year 2024, restructuring expenses under previously announced plans, and the related tax effect.

The following unaudited tables reconciles Net Cash Provided by Operating Activities to Free Cash Flow and Net Income to Adjusted EBITDA:

	Year Ended December 31,
(In millions)	2023	2022
Net cash provided by operating activities	$1,356	$1,250
Less: purchases of property, plant and equipment	358	222
Free cash flow	$998	$1,028

	Year Ended December 31,
(In millions)	2023	2022
Net income	$938	$1,150
Less: net income attributable to continuing noncontrolling interest	2	1
Net income attributable to LKQ stockholders	936	1,149
Less: net (loss) income from discontinued operations	(6)	6
Net income from continuing operations attributable to LKQ stockholders	942	1,143
Adjustments - continuing operations attributable to LKQ stockholders:
Depreciation and amortization	319	264
Interest expense, net of interest income	186	70
Loss on debt extinguishment	1	—
Provision for income taxes	306	385
Gain on disposal of businesses	—	(159)
Gains on foreign exchange contracts - acquisition related (1)	(49)	—
Adjusted EBITDA	$1,705	$1,703
(1) Related to the Uni-Select acquisition.

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management. Free cash flow should not be construed as an alternative to net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate free cash flow in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for liquidity relative to other companies.

We also evaluate our free cash flow by measuring the conversion of Adjusted EBITDA into free cash flow. For the denominator of our conversion ratio, we calculate Adjusted EBITDA as net income attributable to LKQ stockholders excluding discontinued operations, depreciation, amortization, interest, gains and losses on debt extinguishment, income tax expense, gains and losses on the disposal of businesses, and other unusual income and expense items that affect investing or financing cash flows. We exclude gains and losses on the disposal of businesses as the proceeds are included in investing cash flows, which is outside of free cash flow. Adjusted EBITDA should not be construed as an alternative to operating income, net income or net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Adjusted EBITDA information calculate Adjusted EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Cash Provided by Operating Activities to Forecasted Free Cash Flow:

Forecasted
Fiscal Year 2024
(In millions)	Outlook
Net cash provided by operating activities	$1,350
Less: purchases of property, plant and equipment	350
Free cash flow	$1,000

We have presented forecasted free cash flow in our financial outlook. Refer to the paragraph above for details on the calculation of free cash flow.